FIRST FINANCIAL FUND, INC.

                              Gateway Center Three
                              100 Mulberry Street
                         Newark, New Jersey 07102-4077




                                 July 10, 2002

To our Stockholders:

         The Board of Directors of First Financial Fund, Inc. (the "Fund") recently sent you proxy materials for its Annual Meeting of Stockholders (the "Meeting") to be held on August 12, 2002. The sole item on the agenda for the Meeting is the election of two Class I Directors. The Board of Directors has decided to nominate the incumbents, Eugene C. Dorsey and Robert E. La Blanc, for re-election to the Board. The incumbents are "independent" Directors of the Funds who are not affiliated with the Fund's investment adviser, administrator or any large stockholders.

         During recent years, the Fund's performance has been outstanding, especially during the current economic downturn. The Fund's average annual total returns based on net asset value for the one, three, five and ten year periods ended December 31, 2001 are 28.90%, 18.11%, 10.96% and 26.08%, respectively.
This exceptional performance has continued into 2002, as the Fund's year-to-date net asset value return is 26.66% as of June 30, 2002.(1) In fact, the Fund's exemplary returns have been noticed and lauded by the fund industry:

     o Lipper recently named the Fund the #1 CLOSED-END EQUITY FUND FOR THE TEN YEARS ENDED DECEMBER 31, 2001 AND THE #1 SECTOR EQUITY FUND FOR THE YEAR ENDED DECEMBER 31, 2001 in the Lipper Closed-End Equity Fund Performance Analysis Service;(2)

     o the Fund has been identified as THE BEST PERFORMING CLOSED-END FUND OVER THE PAST 15 YEARS (based on net asset value annualized returns as of 4/30/02) by The Internet Closed-End Fund Investor and
         CDA/Wiesenberger;(3)

     o   the Fund has received a 5-STAR RATING from Morningstar;(4) and

     o the Fund has been the subject of recent FAVORABLE ARTICLES IN THE WASHINGTON POST (1/13/02) and KIPLINGER'S (3/02).

         Credit for the Fund's performance goes to the Fund's portfolio manager, Nicholas C. Adams, and his management team at the Fund's investment adviser, Wellington Management Company, LLP. However, as Mr. Adams has frequently acknowledged, the Fund's Board of Directors, including the incumbents, have played a key role in the Fund's performance due to its oversight of the Fund's operations and its support for Mr. Adams during several market cycles.

         Accordingly, it is important that you take the time to mark your approval for Dorsey and La Blanc and then sign, date and return the enclosed WHITE proxy card so that your opinion can guide the Fund's future.

         It has come to our attention since the mailing of our materials that a group of Fund stockholders that are advised by Stewart R. Horejsi (the "Horejsi Group") has launched a competing proxy solicitation in support of its own nominees, Dean Jacobson and Joel W. Looney (together, the "Horejsi candidates"). You may already have received the Horejsi Group's proxy materials. As Mr. Horejsi had only recently expressed that he was "pleased with the results shown thus far" and "[t]hanks for a job well done and keep up the good work" in a letter to me dated May 9, 2002, I am surprised that he now wishes to effect such a profound change on the Fund's management.

         In light of the Fund's exceptional performance during the incumbents' terms as Directors, we believe that rejecting the unknown and inexperienced Horejsi candidates is critical to the future of the Fund. In stark contrast to the extremely limited experience of the Horejsi candidates, the incumbents have contributed valuable insight from their extensive experience with investment companies, corporate governance, and the financial services sector. Jacobson has never served as an investment company or public company officer or director, has no business experience except with regard to his own consulting firm and has no apparent experience with the financial services sector. Similarly, Looney's only investment company or public company service has been his recent appointment as director of two closed-end funds that are controlled by the Horejsi Group.

         The incumbents' dedication to the Fund is also evidenced by their ownership of significant amounts of Fund shares--more shares than are owned by either of the Horejsi candidates or the Group's previous nominee, Mr. Richard I. Barr, who continues to hold only 100 shares of the Fund after nearly a year of Board service.

         As election of the Horejsi candidates will mean that persons nominated by the Horejsi Group will control the Fund's Board of Directors, we would like to give you some background information on the Group. Although the Horejsi Group has not articulated its plans or intentions for the Fund, we believe that its pattern of activity in recent years towards two other closed-end funds, Boulder Total Return Fund and Boulder Growth & Income Fund, is instructive. The Horejsi Group first accumulated shares of these funds and then launched proxy battles against management to elect its nominees and/or to remove the funds' existing investment advisers. Eventually, Horejsi Group nominees gained a majority on each fund's board of directors. As a result of proposals urged by members of the Horejsi Group, the funds' historic core investment objectives were changed and advisers affiliated with the Horejsi Group replaced the existing investment advisers at higher advisory fee rates. While the Horejsi Group's plans for the Fund remain undisclosed, Mr. Horejsi has indicated to the Board that he could foresee eliminating the Fund's long-standing financial services sector concentration policy and/or terminating the Fund's advisory contract with Wellington Management Company, LLP, if the Fund's performance dipped in the future.

         We are very proud of the Fund's performance and want to continue to offer stockholders the opportunity to maintain their investment in this distinctive investment vehicle. If you agree, we request that you vote to re-elect the incumbents, Dorsey and La Blanc, as Directors of the Fund. The Board is confident that they are the best candidates for all Fund stockholders. Please sign, date, and return the enclosed WHITE proxy card in the enclosed postage-paid return envelope. You may submit a white proxy card even if you have previously voted on the Horejsi Group's green proxy card. Should you need another copy of our proxy materials, or if you have any questions or need other assistance, please call the Fund's proxy solicitor, Georgeson Shareholder Communications Inc., toll free at (800) 530-2809.

         Thank you for your time and consideration,

                                           Sincerely,

                                           /s/ Thomas T. Mooney

                                           Thomas T. Mooney
                                           Chairman of the Board of Directors
                                           First Financial Fund, Inc.

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(1) Past performance is not a guarantee of future results.
(2) Lipper, Inc., a Reuters company, is a global leader in supplying fund information.
(3)The Internet Closed-End Fund Investor is a service whose mission is to educate investors about closed-end funds and to provide information that may be useful in making investment decisions concerning closed-end funds. CDA/Wisenberger, a division of Thomson Financial Services, is a leading provider of fund information.
(4)(C) 2002 Morningstar, Inc. All rights reserved. This rating is for the 10-year period ended June 30, 2002. During this period the Fund was within the top 10% of closed-end funds within Morningstar's domestic stock category based on net asset value. This information is proprietary to Morningstar, an independent provider of financial information. It may not be copied or distributed and is not warranted to be accurate, complete or timely.